Exhibit 10.4

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

MANUFACTURING AND COMMERCIALIZATION AGREEMENT

This Manufacturing and Commercialization Agreement (the “Agreement”) is entered into as of April 30, 2020 (the “Effective Date”) between Corium, Inc., a Delaware corporation having its principal place of business at 235 Constitution Drive, Menlo Park, CA 94025 and its manufacturing operations at 4558 50th Street, S.E., Grand Rapids, MI 49512, including its Affiliates (“Corium”), and Agile Therapeutics, Inc., a Delaware corporation, having its principal place of business at 101 Poor Farm Road, Princeton, NJ 08540, including its Affiliates (“Agile”). Corium and Agile shall be referred to individually as a “Party” and collectively as the “Parties”.

ARTICLE 1:	DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

1.1“Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.
1.2“Affiliate” shall mean, with respect to either Party, a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, that Party, but only for so long as the relationship exists. “Control” shall mean ownership of shares of stock having at least 50% of the voting power entitled to vote for the election of directors in the case of a corporation.
1.3“Bankruptcy Event” shall mean with respect to a Party, any of the following events: (i) such Party files a voluntary petition for relief under Title 11 of the United States Code (the “Bankruptcy Code”); or (ii) there is filed against such Party an involuntary or ancillary petition for relief under the Bankruptcy Code, and either (x) such petition is not dismissed within sixty (60) days after its filing or (y) an order for relief is entered against such Party in such petition; (iii) an action or proceeding is filed with regard to such Party in any court or with any agency in each case having jurisdiction thereof under any statute or regulation (other than the Bankruptcy Code) of any state or country, which is a petition in bankruptcy or insolvency or for the general reorganization of the Party’s financial affairs; or for the appointment of a receiver or trustee over such Party or its assets, and, in the case of a filing against such Party, the action or proceeding is not stayed or dismissed within sixty (60) days after the filing thereof, or (iv) such Party files for dissolution or adopts a plan of liquidation, or (v) such Party makes a general assignment for the benefit of creditors.
1.4“Calendar Quarter” shall mean any of the three-month periods beginning January 1, April 1, July 1, and October 1 of any calendar year.

1.5“cGMP” shall mean those Current Good Manufacturing Practices required by the FDA to be followed in connection with the manufacture of pharmaceutical products, as defined from time to time by the Act and related regulations, as amended, or any successor laws or regulations governing the manufacture, handling, storage and control of the Product in the United States.
1.6“Commercialization” shall mean the activities undertaken to market, promote, sell, and service the Product or have it marketed, promoted, sold or serviced in the Territory.
1.7“Competing Product” means any transdermal contraceptive product.

1.8“DSCSA” shall mean Drug Supply Chain Security Act and its implementing regulations.
1.9 “Facility” means any facility at which Manufacture occurs.
1.10“FDA” shall mean the United States Food and Drug Administration or any successor United States governmental agency performing similar functions with respect to pharmaceutical products.
1.11“Know-How” means confidential or proprietary information (including but not limited to technical information, formulations, techniques, processes, methods, data, substances and materials) that is reasonably necessary or reasonably useful for the development, Manufacture, or commercialization of a Product.
1.12“Manufacture” shall mean the manufacturing, processing, testing, release, packaging, storing and other activities undertaken or required to be undertaken by Corium in order to manufacture and supply Agile with the Product.
1.13“NDA” shall mean the New Drug Application (as defined in Title 21 of the U.S Code of Federal Regulations) submitted to the FDA requesting approval to market the Product.
1.14“Product” shall mean Agile’s proprietary AG 200-15 transdermal delivery system for female contraception whether labeled, packaged and marketed as a brand-name product or an authorized generic of such product.
1.15 “Product Specification” shall mean the manufacturing, testing, labeling, storage and quality control specification for the Product as set forth in the NDA as approved by the FDA and in the USP, plus any additional specifications agreed upon in writing by the Parties.
1.16 [***].
1.17“Territory” shall mean the entire world.
1.18“Third Party” shall mean an entity or person other than a Party or an Affiliate of a Party.

1.19“Third Party Manufacturer” shall mean a Third Party that enters into a manufacture and supply agreement with Corium or Agile for the manufacture and supply of Product pursuant to the terms of this Agreement.
1.20“Unit” shall mean one (1) patch.
ARTICLE 2:	MANUFACTURE OF THE PRODUCT
2.1Manufacturing Responsibility.
(a)During the Term, Corium shall Manufacture and supply Product to Agile in accordance with this Agreement.
(b)Agile shall purchase exclusively from Corium all of Agile’s requirements for the Product for use and distribution in the Territory, except as otherwise provided in Section 2.4. Other than with the prior written agreement of Agile, Corium shall not directly or indirectly develop or supply the Product or any Competing Product to any person or entity other than Agile and its Affiliates.
2.2Obligations of Corium. Without limiting the foregoing, Corium shall be responsible for, directly or through a Third Party Manufacturer:
(a)maintaining FDA qualifications for the Facility;
(b)maintaining distribution shipping records for the Product;
(c)conducting all testing required by the NDA, cGMPs, the Quality Agreement, and FDA regulations, as amended, including, without limitation, required stability testing of Product Manufactured hereunder; and
(d)Manufacturing Product according to the Product Specification and any guidelines reasonably required and provided by Agile and consistent with the NDA and all applicable FDA and DSCSA regulations, as amended. Agile shall have the exclusive right to define packaging, cartoning, labeling, including package inserts, and all related artwork for containers, subject to Section 3.10.
2.3Subcontracting Manufacturing. Corium shall be entitled to engage a Third Party Manufacturer to satisfy its Manufacturing commitments pursuant to this Article 2. In such event Corium shall promptly notify Agile, and shall identify and upon Agile’s prior written approval (which approval shall not be unreasonably withheld) engage and qualify such Third Party Manufacturer to satisfy such Manufacture commitments. Corium will bear the sole responsibility for entering into a supply agreement for the Product between Corium and such Third Party and shall continue to be responsible to Agile for all the obligations imposed on Corium herein.

2.4Agile’s Manufacturing Right.
(a)Qualification of Second Source. Agile will have the right to Manufacture the Product itself or qualify an Agile Affiliate or one or more Third Party Manufacturer as a second supply of the Product, at Agile’s expense; provided, however, that Agile (or its Afffiliate) may Manufacture Product, or obtain Product from a Third Party Manufacturer, only to the extent expressly permitted in Section 2.4(b). In support of such second-source qualification, Agile may provide the Affiliate or Third Party Manufacturer with any data and documentation created under the Agreement that is specific to the Product and reasonably necessary for its Manufacture. Any such disclosure shall be made in confidence and shall, at a minimum, be subject to confidentiality obligations equivalent to those set forth in Article 5.
(b)Second-Source Manufacturing. Agile shall have the right to Manufacture the Product, and/or have the Product Manufactured by an Affiliate or Third Party Manufacturer qualified as a second source as permitted above, only in the event of [***]. Notwithstanding the foregoing, Corium may resume Manufacturing and supplying Product on an exclusive basis if, [***], Corium provides [***].

(c)Technical Support. To facilitate an orderly transfer of the Manufacture of the Product to a qualified second source in the event Agile exercises its rights under Section 2.4(b), Corium shall provide the Affiliate or Third Party Manufacturer with all necessary technical assistance in the form of reasonable consulting services to be provided by Corium personnel at Agile’s or the Third Party Manufacturer’s facility at Agile’s expense. Such consulting services shall not require Corium to divulge any proprietary Know-How or trade secrets unless pursuant to specific licensing, confidentiality, and other terms and conditions reasonably agreed to by Corium in advance.

(d)Supporting License. Corium shall grant to Agile and/or its designated Affiliate or Third Party Manufacturer(s), as directed by Agile, a non-exclusive, non-transferable, non-sublicensable, limited right to [***], but solely to the extent necessary to enable Agile, its Affiliate, and/or such Third Party Manufacturer to manufacture the Product for Agile pursuant to Section 2.4(b). Such license shall be subject to the provisions of Section 6.4 hereof.

2.5Expiration Dates. Product supplied by Corium shall, at the time of Delivery to Agile, be dated such that the expiration of such Product shall not occur before [***]; provided, however, that Corium shall use commercially reasonable efforts to provide Product to Agile with the longest possible expiration date but in any event no less than [***] from Delivery. In the event that the Product expiration date is [***] from Delivery, Agile shall have the right to reject such Product.
2.6Quality Control. Corium shall manufacture, test, label, package, and ship all Product, or cause the Product to be manufactured, tested, labeled, packaged, and shipped in accordance with the respective NDA, Product Specifications, cGMP, the Quality Agreement, and the Act, as amended.

2.7Manufacturing Changes. Corium shall notify Agile in the event it desires to make any changes in the manufacturing process as set forth in the applicable NDA for the Product. No such change shall be made unless Agile authorizes such change in writing. Agile shall be entitled to request changes to the Product Specifications from time to time, subject to approval by Corium which shall not be unreasonably withheld. Corium shall undertake commercially reasonable efforts to make all revisions to the Product Specifications requested by Agile, in accordance with this Section 2.7 and all applicable laws and regulations.
2.8Manufacturing Capacity and Expansion. No less than [***], Corium and Agile shall review Corium’s capacity for Manufacturing Product against Agile’s then-current expectations for future Product demand to determine whether there is a need for expanding Corium’s Manufacturing capacity. In the event the Parties determine that capacity expansion is required to support Agile's production demands, Corium agrees to make the existing space and supporting infrastructure available to accommodate [***] and the Parties will negotiate in good faith the timing, costs, and expenses associated with such expansion, including the financing thereof, taking into account [***].
2.9Manufacturing Audit. Agile, either itself or through or with its representatives, shall have the right, once each calendar year, or more often if a reasonable basis exists therefore (such as, by way of example and not limitation, a change in, or material noncompliance with, applicable laws, regulations and governmental guidelines), upon reasonable notice and during normal business hours, to subject the Facilities where Corium Manufactures, or has Manufactured, the Product to a cGMP audit or inspection at Agile’s expense for the purpose of ensuring compliance with all requirements of this Agreement, the Quality Agreement and applicable laws and regulations, including cGMPs. Such inspection and auditing shall be permitted upon reasonable notice and during normal business hours, taking into account Corium’s manufacturing cycle of the Product.
2.10Notice of Inspections. Corium shall immediately notify Agile of any inspection of its or any of its Affiliates’ Facilities (or of any Facilities of its or their licensees, distributors, contractors, subcontractors or agents) related to the Product or the API by any regulatory agency, including the FDA, shall permit Agile to be onsite during such inspection, and shall send Agile copies of any written reports or correspondence to or from any regulatory agency relating to such inspection. Such reports may exclude any trade secrets of Corium that are unrelated to the activities under this Agreement. Corium shall take Agile’s comments regarding the same into good faith consideration. Corium shall promptly notify Agile of any alleged violations or deficiencies relating to the Product as set forth in the Quality Agreement. Corium shall permit the relevant governmental authorities to inspect its Facilities and records in connection with the activities contemplated by this Agreement.
2.11Quality Agreement. The Parties have separately entered into that certain Quality Agreement, the current version of which was effective September 25, 2015 (as updated from time to time, the “Quality Agreement”), and acknowledge that the manufacture, testing, and quality of the Product are subject, in addition to the terms and conditions of this Agreement, to the terms and conditions of the Quality Agreement. To the extent, if any, that the terms of the Quality Agreement conflict with those of this Agreement, the terms of the Quality Agreement shall control with respect to the matters addressed therein.

2.12Maintenance of Facility and Equipment.
(a)Except as otherwise approved in writing by Agile, Corium shall Manufacture Product exclusively at its Facility.
(b)Corium shall ensure that any and all licenses, registrations, and regulatory authority approvals required by applicable Law to be obtained in connection with any Facility and equipment used in connection with the Manufacturer of Product by Corium or any subcontractor so as to permit Corium to Manufacture Product and supply it to Agile as contemplated hereunder have been obtained and are in all respects current and in full force and effect.
(c)Corium shall at all times during the Term maintain the Facility and such equipment in a state of repair and operating efficiency consistent with the requirements of the Product Specifications, the NDA, cGMP and applicable laws.
(d)Corium has and will maintain a valid long-term renewable lease to use the Facility for the Manufacture throughout the Term. Corium shall promptly provide Agile with notice of any material change to the lease or other situation impacting Corium’s use of the Facility.
(e)Agile owned Equipment. All equipment used in the Manufacture of the Product as set forth on Exhibit C hereto shall be solely owned by Agile. While such equipment is in the Facility, Corium shall, at its cost and expense, safeguard and maintain such equipment in good working order, perform all required upkeep and maintenance on such equipment and not use such equipment for any purpose other than the Manufacture of the Product. Corium shall insure all such equipment to its full replacement value. Corium shall maintain such equipment free and clean of all liens and encumbrances. Agile shall reimburse Corium for all external expenses associated with the non-routine repair and maintenance of such equipment in excess of [***] per calendar year. The Parties will work in good faith to determine which repairs are non-routine.
ARTICLE 3:	COMMERCIALIZATION AND SUPPLY.
3.1Commercialization. Agile shall have the exclusive right, even as to Corium, to Commercialize the Product in the Territory. As determined by Agile in its sole and exclusive discretion, Agile shall use commercially reasonable efforts to Commercialize the Product in the Territory. Agile shall have the sole and exclusive right to establish and control the prices and all other terms and conditions for the sales of the Product in the Territory.
3.2Regulatory Responsibilities. Agile shall be solely responsible, with Corium’s reasonable assistance, for maintaining the NDA for the Product including any necessary periodic reporting requirements. Furthermore, Agile shall be responsible for all adverse event reporting as required by the Act. Agile agrees to perform these activities in conformance with cGMP, the NDA specifications and the Act. Agile shall provide Corium with copies of all material correspondence from or to regulatory authorities in the Territory relating to the maintenance of the NDA.

3.3Supply. Corium shall supply Agile with its requirements for the Product in the Territory. Corium shall maintain inventory levels for the Product, consistent with its normal practices, giving due consideration to the forecasts submitted by Agile hereunder. Corium shall obtain all raw materials and packaging components necessary for the Manufacture of Products from qualified suppliers in accordance with the Quality Agreement. Where permitted by law and regulation, Corium shall use commercially reasonable efforts to maintain on hand a sufficient quantity of all raw materials and packaging components sourced from outside the United States ([***]) necessary for the Manufacture of Products required for the [***] according to Agile’s Purchase Order and Firm Forecast.
3.4Forecasts.
(a)Agile shall provide Corium with a binding purchase order for [***] within [***] of the Effective Date.
(b)Beginning on [***], [***] prior to the beginning of each [***], Agile shall provide to Corium [***] worth of forecasts for the Product as follows: (1) a binding purchase order for Product for the upcoming [***] (the “Purchase Order”), (2) a firm forecast for the [***] (the “Firm Forecast”), and (3) a non-binding forecast of its estimated requirements for Product in the [***] thereafter, along with requested shipment dates for Product. Agile’s Purchase Order shall be binding upon Agile, and shall be accepted by Corium provided that the quantities ordered are within [***] of the amounts forecast by Agile in the Firm Forecast for such [***]. By way of example, [***].
(c)The total amount of Product actually ordered by Agile in [***] may not be less than [***] or exceed [***] of the [***] and, in any event, must be no less than [***]. No change may be made in the binding Purchase Order or the shipment dates requested therefor without the prior consent of Corium (such consent not to be unreasonably withheld).
3.5Excess Over Forecast. Quarterly Purchase Orders in excess of [***] of the applicable Firm Forecast require the prior written agreement of Corium, which shall use commercially reasonable efforts to supply the amounts of Product so ordered by Agile.
3.6Purchase Orders. Agile’s Purchase Orders to Corium shall set forth: (i) the quantity or amount of Product ordered, (ii) shipping arrangements, and (iii) the requested delivery date to Agile; provided that the quantity of Product specified in each Purchase Order shall be in whole batch increments. Corium shall not be required to fulfill any Purchase Order requesting a delivery date earlier than [***] after receipt of the Purchase Order or later than [***] after receipt of the Purchase Order. Within [***] of its receipt of any Purchase Order, Corium shall send a written acknowledgement of such receipt to Agile and include in such acknowledgement, if necessary, the fact that Corium is unable to fulfill such Purchase Order and the reason for such inability (without limiting any of Agile’s rights or remedies under this Agreement or otherwise). The terms and conditions of this Agreement shall supercede and control any terms and conditions in any form of Purchase Order or any other business forms used by the Parties for the purposes of ordering, acknowledging, invoicing or shipping.

3.7Delivery. Corium shall deliver Product ordered pursuant to a Purchase Order to Agile, F.O.B. Corium’s Facility in the United States, in accordance with the delivery instructions set forth in such Purchase Order. Agile shall arrange for shipment to occur no later than the delivery date set forth in the Purchase Order, unless otherwise agreed to in writing by Corium. Title and risk of loss will pass to Agile when the Product units are delivered to Agile’s designated carrier. Agile shall have the right to cancel any Purchase Order, in whole or in part, which is delayed more than [***] from the date of delivery requested by Agile.
3.8Delays.
a.	Corium shall notify Agile promptly, in writing, of any circumstance that may cause a material delay in Manufacturing and supplying Product or a material delay or inability to meet Agile’s forecast, stating the estimated period of delay and the reasons therefor. Corium shall use commercially reasonable efforts to avoid or minimize the delay, including, when necessary or at Agile’s reasonable request, the expenditure of premium time and shipping by air or other expedited routing. Costs associated with delays directly caused by the actions or inactions of one Party shall be borne by that Party; other costs shall be allocated equitably among the Parties.
b.	“Supply Delay” means, solely for purposes of this Section, Corium’s failure to deliver [***] of the Product ordered under an accepted Purchase Order due to reasons under the reasonable control of the Corium within [***] of the delivery date. A Supply Delay will not be deemed to occur if (i) such failure is caused by a Force Majeure Event, or (ii) the volume ordered exceeds [***] of the volume set forth in the applicable Firm Forecast (but only in respect of the excess). Beginning [***], in the event of a Supply Delay, Corium shall credit Agile on Product invoices an amount equal to [***].
3.9Non-Conforming Product. In accordance with and subject to the terms of the Quality Agreement, Agile shall visually inspect the Product units that are delivered by Corium pursuant to this Agreement according to Agile’s standard inspection guidelines, prior to their distribution and sale by Agile or sublicensees or distributors. If a shipment of Product, or any portion thereof, is adulterated, damaged, defective or otherwise non-conforming, then Agile shall have the right to reject such shipment, or the portion thereof that fails to so conform, as the case may be, upon written notice to Corium, specifying the grounds for such rejection, within [***] following the date on which Agile receives from Corium the invoice relating to such shipment of Product. If no notice of rejection is given by Agile within such [***] period or with respect to a shipment of Product, then such shipment shall be deemed to have been accepted; provided, however, that any failure to provide a notice of rejection by Agile shall not be deemed to be an acceptance in the event that any reason for rejection exists that could not be discovered during a reasonable visual inspection of such shipment. In the event of any such rejection, [***]. If Corium agrees with Agile’s claim, [***]. If Agile and Corium are unable to resolve their differences, then either Agile or Corium may refer the matter to a certified analytical firm of international reputation independent of and acceptable to both Parties for final analysis using a sample from such shipment provided by Agile, which shall be binding on Agile and Corium. The fees and disbursements of such firm shall be paid by the Party whose contention is rejected by the firm. This Section 3.9 will be applied and interpreted in accordance with the Quality Agreement.
3.10NDA Specifications. Agile shall comply with the specifications set forth in the NDA, the applicable law, and any written specifications concerning the packaging, labeling, storage, handling, and transportation of the Product. Neither Agile nor any employee or person acting on behalf of Agile shall make any modification to the Product, Product packaging, or labeling of the Product as delivered by Corium.
3.11Product Recall. Agile shall be entitled to make all decisions with respect to any recall, market withdrawals, or other corrective action related to the Product in accordance with the Quality Agreement, provided that Agile shall consult with Corium and consider Corium’s comments in good faith. Corium shall reimburse Agile for reasonable costs incurred by Agile that are directly required to implement a recall or corrective action mandated by FDA if the recall or corrective action arises solely from Corium’s gross negligence or willful misconduct; otherwise such costs shall be borne by Agile unless otherwise agreed to in writing by the Parties in good faith.
ARTICLE 4:	PAYMENTS
4.1Commercial Terms. Agile will pay Corium for Product delivered under this Agreement and accepted by Agile in the amounts and according to the schedule and other commercial terms set forth in the attached Exhibit B.
4.2Manner of Payment. Except as otherwise specified in Exhibit B, all payments under this Agreement will be remitted within [***] after the date of invoice (which will be no earlier than the date of shipment but in any event not later than [***] after the delivery date set forth in the Purchase Order). All payments due hereunder shall be made in United States dollars without any deduction or withholding for or on account of, any taxes, duties, levies, fees or charges except those taxes or duties levied against Corium which are legally required to be withheld by Agile. All taxes levied on account of any payment accruing to Corium under this Agreement which constitutes income to Corium shall be the obligation of Corium, and, if provision is made in law or regulation for withholding, such tax shall be deducted by Agile from any payment then due, Agile shall pay such tax to the proper taxing authority, and receipt for payment of the tax shall be promptly sent to Corium by Agile. However, Corium shall have the right to appeal to the appropriate tax authority any such withholding and payments of any such tax.
4.3Books of Account; Audit. Each Party shall maintain true and complete books of account containing an accurate record of all data necessary for the proper computation of amounts charged by it and payments due from it under this Agreement. Upon [***] prior written notice, each Party shall have the right, through the independent certified public accountants engaged by the requesting Party, to conduct its regular annual audit, or through a firm of independent public accountants selected by mutual agreement of the Parties, to examine the books and records of the other Party as they relate to this Agreement, at any time within [***] after the date of the payment or charges to which they relate [***] for the purpose of verifying the amount of such payments or charges and the accuracy of such books and records. Such examination shall be made during normal business hours at the place of business of the Party whose books and records are being examined. The Parties agree that information furnished as a result of any such examination shall be limited to a written statement by such certified public accountants to the effect that they have reviewed the books and records of such Party and either (i) the amounts paid or charged under this Agreement are in conformity with such books and records and the applicable provisions of this Agreement, or (ii) setting forth any required adjustments. The fees and expenses of the accountants performing such verification shall be borne by the Party requesting the examination. If any such examination shows any underpayment or overpayment, or overcharge or undercharge, a correcting payment or refund shall be made within [***] after receipt of the written statement described above providing the non-challenging Party agrees with the findings of the challenging Party. If the non-challenging Party disagrees with the finding of the challenging Party, the Parties will attempt, in good faith, to resolve the difference. If after [***] the Parties fail to settle the difference, the dispute resolution provisions of Section 12.13 will be followed. Notwithstanding the foregoing, if any such examination indicates that there was any underpayment with respect to any [***] of more than [***] of the payment actually due or the amount that should actually have been charged, then the Party whose books are being examined shall bear all costs of the examination.
ARTICLE 5:	CONFIDENTIAL INFORMATION
5.1Definition. “Confidential Information” means: (a) all information related to the Product including, without limitation, documentation, drawings, designs, and specifications; (b) any non-public information of a Party including, without limitation, Know-How and information related to a Party’s technology, techniques, research, designs, finances, accounts, procurement requirements, manufacturing, customer lists, business forecasts, and marketing plans; (c) any other information of a Party that is designated in writing as “Confidential” or “Proprietary” at the time of disclosure or, if disclosed orally or visually, is identified as confidential or proprietary at the time of disclosure; and (d) the specific terms of this Agreement.
5.2Obligation of Non-Disclosure and Limitation of Use. Except as specifically authorized by this Agreement, each Party shall keep confidential, not disclose to others, and use only for the purposes provided for or permitted under this Agreement, the other Party’s Confidential Information (the “Confidentiality Obligations”). Notwithstanding the foregoing, such information may be (a) disclosed to governmental agencies and others where such Confidential Information is required to be included in regulatory filings permitted under the terms of this Agreement; (b) provided to a Party’s Affiliates, employees, and subcontractors who reasonably require access to such Confidential Information for the performance of this Agreement, but only if provided pursuant to obligations of confidentiality substantially equivalent to those in this Agreement; or (c) disclosed to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction. In each of the foregoing cases, the recipient will use its commercially reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible. In the case of a required disclosure under clause (c) above, the Party required to make the disclosure shall promptly notify the original disclosing Party and shall provide reasonable assistance, if requested by the original disclosing Party, to assist the original disclosing Party in its attempts to prevent or limit the disclosure. The Confidentiality Obligations shall not apply to any information which is (i) already known to the recipient prior to the date of disclosure as evidenced by its written records made prior to such date; (ii) publicly known prior to or after disclosure other than through unauthorized acts or omissions of the recipient; (iii) disclosed in good faith to the recipient by a Third Party lawfully and contractually entitled to make such disclosure; (iv) developed by or for the receiving Party without the use of any Confidential Information of the disclosing Party, as evidenced by the receiving Party’s written records; or (v) made public with the written consent of the Party that owns the information. The disclosing Party has the right to use its own Confidential Information for any purpose, except to the extent specifically restricted herein.
5.3Duration of Obligation. The Confidentiality Obligations shall remain in force [***].
5.4Ownership. Ownership of Confidential Information shall remain with the disclosing Party. Nothing herein is intended to transfer the ownership of any Confidential Information.
ARTICLE 6:	LICENSE AND OWNERSHIP
6.1Intellectual Property Ownership. Each Party shall be the sole owner of any inventions (including improvements), Know-How, trademarks, works of authorship, and associated intellectual property rights (collectively “Intellectual Property”) that it owned or controlled prior to the effective date of the Agreement (“Background Intellectual Property”). In the case of Agile, that includes Background Intellectual Property relating to the Product and the NDA, except for Background Intellectual Property related to the Manufacture of the Product that is owned by Corium. The Parties will jointly own Intellectual Property jointly developed or invented by employees or contractors of both Parties, except that each Party will solely own any Intellectual Property developed or invented under this Agreement that relates to its Background Intellectual Property.
6.2Agile License to Corium. Agile hereby grants to Corium an exclusive (except to the extent required by Agile to exercise its rights under Section 2.4), royalty-free, fully paid-up, sublicensable to Third Party Manufacturers, and non-transferable (except to an assignee under Section 12.6) right and license under the NDA and its Intellectual Property to develop, manufacture and supply the Product to Agile pursuant to Corium’s obligations under this Agreement.
6.3Corium License to Agile. Corium hereby grants to Agile a royalty-free, fully paid-up, non-sublicensable, and non-transferable (except to an assignee under Section 12.6) right and license under its Intellectual Property to use, market, sell (directly or through multiple tiers of distribution), offer to sell, import, export and otherwise commercially exploit Product manufactured by Corium or a Third Party Manufacturer in the Territory.
6.4Effects of Insolvency or Bankruptcy on Licenses. The Parties acknowledge and agree that all rights and licenses to intellectual property granted to a licensee pursuant to this Agreement are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to

“intellectual property” as defined in the Bankruptcy Code, and that in the event a Party who is a licensor becomes a debtor in bankruptcy, the provisions of Section 365(n) of the Bankruptcy Code shall apply and the other Party shall continue to have rights under such licenses as long as such Party continues to fulfill all of its obligations, including its obligations to pay royalties, under this Agreement, as and to the extent provided in Section 365(n). Each Party, in its capacity as licensor of such rights under this Agreement (as applicable), acknowledges and agrees that the other Party, in its capacity as licensee of such rights under this Agreement (as applicable), shall retain and may fully exercise all of such other Party’s rights and elections as and to the extent provided in the Bankruptcy Code.
ARTICLE 7:	REPRESENTATIONS AND WARRANTIES
7.1Mutual Representations and Warranties. Each of Agile and Corium represents and warrants to the other that: (i) such Party has all requisite corporate power to enter into this Agreement, and (ii) neither the execution and delivery by such Party of this Agreement nor the consummation by such Party of the transactions contemplated hereby nor the compliance by such party with any of the provisions hereof will violate any order, writ, injunction, decree, law, statute, rule, regulation, agreement or other restriction applicable to it or require the consent, approval, permission, or authorization of, or qualification of filing with or notice to, any court, arbitrator, or other tribunal or any governmental, administrative, regulatory, or self-regulatory agency or any Third Party, and (iii) this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding agreement of such Party, enforceable against it in accordance to its terms.
7.2Non-Infringement Warranties. Agile represents and warrants that, to the best of its knowledge as of the Effective Date, no third-party intellectual property rights are or will be infringed or otherwise violated by the Agile Background Intellectual Property or its use in the manner contemplated by this Agreement. Corium represents and warrants that, to the best of its knowledge as of the Effective Date, no third-party intellectual property rights are or will be infringed or otherwise violated by Corium’s Background Intellectual Property or its use in the manner contemplated by this Agreement.
7.3Corium Warranties. Corium represents and warrants that any Product Manufactured by or on behalf of Corium hereunder (i) shall be manufactured in accordance with the Product NDA and the Product Specification, and shall meet the Product Specification for its shelf life as set forth in the NDA; (ii) shall not, at the time of delivery to Agile’s designated carrier, be adulterated or misbranded within the meaning of the Act, or any applicable laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and laws are constituted and effective at the time of such delivery; and (iii) shall be manufactured in accordance with cGMP and all other similar applicable United States laws and regulations, as amended. Except as set forth in Section 8.1, Agile’s sole remedy for breach of the warranty contained in this Section 7.3 shall be the replacement of such non-complying Product.
7.4Disclaimer. THE WARRANTIES SET FORTH IN SECTION 7.3 ARE CORIUM’S EXCLUSIVE WARRANTIES TO AGILE WITH RESPECT TO THE PRODUCT, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER

WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, CONCERNING THE PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 8:	INDEMNIFICATIONS
8.1Corium Indemnity. Corium shall indemnify, defend and hold harmless Agile and its Affiliates, employees or directors from any and all costs, expenses, damages, judgments and liabilities (including reasonable attorneys’ fees and the cost of any recalls) incurred by or rendered against Agile, or its Affiliates, employees or directors in any Third Party claim made or Third Party suit brought based on (i) a breach by Corium of its representations, warranties or other obligations pursuant to this Agreement, or (ii) Corium’s negligence, willful misconduct or violation or applicable laws or regulations, (iii) an allegation that Corium’s Background Intellectual Property, or any part thereof, infringes or violates any patent, copyright or trademark of a Third Party or misappropriates any trade secret of a Third Party, except to the extent that such claim or suit is based on (i) Agile’s breach of its representations, warranties, or other obligations under this Agreement, or its negligence, willful misconduct, or violation of applicable laws and regulations, (ii) any allegation that the Product, or any part thereof, infringes or violates any patent, copyright, trademark, or misappropriates any trade secret (other than misappropriations of which Corium knew or reasonably should have known), or (iii) an action to which Agile provided its written consent. Agile shall give prompt written notice of any such claim or suit, and Corium shall undertake the defense thereof. Agile shall cooperate in such defense, to the extent reasonably requested by Corium, at Corium’s expense. Agile shall have the right to participate in such defense, at its own expense, to the extent that in its judgment Agile may be prejudiced thereby. In any claim made or suit brought for which Agile seeks indemnification under this Section 8.1, neither Party shall settle, offer to settle, or admit liability or damages without the prior written consent of the other Party.
8.2Agile Indemnity. Agile shall indemnify, defend and hold harmless Corium and its Affiliates, employees or directors from any and all costs, expenses, damages, judgments and liabilities (including reasonable attorneys’ fees and the cost of any recalls) incurred by or rendered against Corium, or its Affiliates, employees or directors in any Third Party claim made or Third Party suit brought that is based on (i) damages resulting from the clinical testing, use, or sale of the Product, (ii) an allegation that the Product, or any part thereof, infringes or violates any patent, copyright or trademark of a Third Party or misappropriates any trade secret of a Third Party (other than misappropriations of which Corium knew or reasonably should have known), (iii) Agile’s breach of representations, warranties, or other obligations pursuant to this Agreement, or (iv) Agile’s negligence, willful misconduct, or violation of applicable laws or regulations, except to the extent that such claim or suit is based on Corium’s breach of its representations or warranties under this Agreement, negligence, willful misconduct or violation of applicable laws or regulations. Corium shall give prompt written notice of any such claim or suit, and Agile shall undertake the defense thereof. Corium shall cooperate in such defense, to the extent reasonably requested by Corium, at Agile’s expense. Corium shall have the right to participate in such defense, at its own expense, to the extent that in its judgment Corium may be prejudiced thereby. In any claim made or suit brought for which Corium seeks indemnification under this Section 8.2, neither Party shall settle, offer to settle, or admit liability or damages without the prior written consent of the other Party.
8.3Mitigation. In the event of any occurrence which may result in either Party becoming liable under this Article, each Party shall use commercially reasonable efforts to mitigate the damages that may be payable by the other Party hereunder.
8.4Insurance Requirements. For the Term and [***] thereafter Corium shall maintain, or cause to be maintained, at its own expense, product-liability, general liability and excess policy insurance in an amount not less than [***] per occurrence. In addition, Agile and Corium shall maintain workers’ compensation and property, inventory and business interruption insurance as is commercially reasonable. Upon a Party’s written request from time to time, each Party shall furnish to the other Party one or more Certificates of Insurance reflecting coverage under such insurance and shall name such other Party as an additional insured on such policy.
ARTICLE 9:	LIMITATION OF LIABILITY
9.1Limits of Liability. Except for Parties’ indemnification obligations under Article 8 or breach of confidentiality obligations under Article 5, in no event, other than as set forth herein, shall either Party be liable to the other Party for special, incidental, consequential or punitive damages, or for costs of procuring substitute products, whether the claim is based upon contract, warranty, tort, negligence, product liability, or strict liability theories or otherwise relates to the failure to perform any obligations set forth herein. Except for Corium’s indemnification obligations under Article 8 or breach of confidentiality obligations under Article 5 in no event, other than as set forth herein, shall Corium’s liability to Agile in connection with this agreement for all causes of action and under all theories of liability exceed [***].
9.2Scope of Limitations.The Parties have agreed that these limitations will survive and apply even if any limited remedy specified in this agreement is found to have failed of its essential purpose.
ARTICLE 10:	COMPLIANCE WITH LAW
10.1Compliance with Law. Each Party agrees to comply with all material laws and regulations applicable to it and to use its commercially reasonable efforts to perform its responsibilities and duties as described in this Agreement.
10.2Debarment/Exclusion. Each Party represents that neither it nor any of its employees has been debarred or is subject to debarment proceedings by the FDA, or has been excluded or is subject to exclusion proceedings by the US HHS Office of Inspector General. If any such debarment or exclusion proceedings are commenced against a Party hereto (or any of its employees) during the Term, such Party shall notify the other Party in writing within five business days of the commencement of such proceedings, and shall keep the other Party informed, on a regular basis, of the status of such proceedings. Neither Corium nor Agile shall employ any persons or entities that have been debarred or excluded, or that are subject to debarment or exclusion proceedings, for any aspect of the development, manufacturing, testing, or commercialization of the Product.
ARTICLE 11:	TERM AND TERMINATION: MODIFICATION OF RIGHTS
11.1Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and shall continue for a period of ten (10) years unless terminated earlier pursuant to Section 11.2.
11.2Termination Events. This Agreement shall only be terminated in the following manner, upon the occurrence of any of the events set forth in this Section 11.2.
(a)The Parties may terminate this Agreement at any time by written mutual agreement. The Parties agree to confer in good faith regarding possible mutual termination upon written request by either Party, if such Party determines that further commercialization of the Product is economically infeasible.
(b)Either Party may terminate this Agreement upon a material breach by the other Party; provided that the terminating Party shall provide the breaching Party with a written notice reasonably detailing such breach and such breach or default is not cured within sixty (60) days after receipt such notice.
(c)Either Party may terminate this Agreement in the event that the other Party hereto shall undergo a Bankruptcy Event.
(d)Either Party may terminate this Agreement in the event the other Party suffers a Force Majeure Event which is not resolved within one hundred eighty (180) days.
11.3Rights and Duties Upon Termination.
(a)Except in cases of the termination of this Agreement for a Force Majeure Event or as otherwise expressly set forth in this Agreement, the termination or expiration of this Agreement shall not affect Purchase Orders placed by Agile and accepted by Corium at the time notice of termination is given and until the time any such termination becomes effective. Other than in the event of termination by Agile due to Corium’s material breach or Bankruptcy Event (in which case any such purchase shall be at Agile’s option), upon termination or expiration of this Agreement, Agile shall purchase from Corium (at [***]) all saleable raw materials and components purchased by Corium based on Purchase Orders or Agile’s Firm Forecast.
(b)Payments of amounts owing to either Party under this Agreement as of its expiration or termination shall be due and payable within the later of: (i) [***] or (ii) [***].
(c)Within thirty (30) days following the of expiration or termination of this Agreement, each Party shall (subject to Section 2.4(d) and 11.3(e)) destroy or return to the other Party all tangible items bearing, containing or contained in any of the Confidential Information of the other Party, and shall provide the other Party written certification of such destruction or return.

(d)Following the expiration or termination of this Agreement, Corium shall make available to Agile or a Third-Party designated by Agile all Agile-owned equipment, tooling and related documentation as set forth on Exhibit D hereto for removal at Agile’s expense.
(e)Upon the expiration or termination of this Agreement, except for early termination by Corium for cause or termination resulting from Agile’s bankruptcy, Corium will provide Agile with access to its personnel and reasonable technical and regulatory support and assistance at Agile’s expense with the transfer of Manufacture of the Product to a Third-Party designated by Agile. Such support and assistance shall not require Corium to divulge any proprietary Know-How or trade secrets unless pursuant to specific licensing, confidentiality, and other terms and conditions reasonably agreed to by Corium in advance. The licenses granted pursuant to Section 6.3 hereof shall survive any termination or expiration of this Agreement other than due to a material breach by Agile.
11.4Termination of this Agreement for any reason shall be without prejudice to (i) either Party’s rights under this Agreement with respect to claims arising out of events occurring prior to such termination; (ii) Corium’s right to receive all payments owed or accrued under this Agreement for periods prior to the date of termination; and (iii) any other remedies which either Party may otherwise have.
11.5Survival. Articles 1, 5, 6, 7, 8, 9,11, and 12 shall survive the termination for any reason of this Agreement. Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement.
ARTICLE 12:	MISCELLANEOUS
12.1Waiver and Amendment. Any waiver by any Party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such Party. Failure of any Party to require, in one or more instances, performance by the other Party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either Party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either Party. This Agreement may not be amended except in writing, signed by both Parties.
12.2Relationship of the Parties. For all purposes of this Agreement, Corium and Agile shall be deemed to be independent entities and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute Corium and Agile as partners, joint ventures, co-owners, an association or any entity separate and apart from each Party itself, nor shall this Agreement constitute any Party hereto an employee or agent, legal or otherwise, of the other Party for any purposes whatsoever. Neither Party hereto is authorized to make any statements or representations on behalf of the other Party or in any way obligate the other Party, except as expressly authorized in writing by the other Party. Anything in this

Agreement to the contrary notwithstanding, no Party hereto shall assume nor shall be liable for any liabilities or obligations of the other Party, whether past, present or future.
12.3Headings. The headings set forth at the beginning of the various Articles of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement.
12.4Notices. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, and confirmed by registered or certified mail and addressed as follows:

If to Agile:Agile Therapeutics, Inc.

101 Poor Farm Road

Princeton, NJ 08540

Attention: General Counsel

With a copy to: _____________

If to Corium:Corium, Inc.

235 Constitution Drive

Menlo Park, CA 94025

Attention: Head of Corporate Development/Legal Department

All notices shall be deemed to be effective five days after the date of mailing (but only if followed by certified or registered confirmation). Either Party may change the address at which notice is to be received by written notice pursuant to this Section 12.4.

12.5Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the Parties agree to negotiate in good faith modifications to this Agreement to effectuate the initial intent of this Agreement.
12.6Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed, or conditioned, except that either Party may assign this Agreement, in whole or in part, to any successor (including the surviving company in any consolidation, reorganization or merger) or assignee of all or substantially all of its business, or to a wholly owned subsidiary or Affiliate. Any attempted assignment in violation of the foregoing shall be null and void and without effect. This Agreement will be binding upon any permitted assignee of either Party. No assignment shall have the effect of relieving any Party to this Agreement of any of its obligations hereunder.
12.7Event of Force Majeure. Except for the payment of money, neither Party shall be responsible or liable to the other hereunder for the failure or delay in the performance of this Agreement due to any civil unrest, war, fire, earthquake, hurricane, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond the Party’s reasonable control (a “Force Majeure Event”). In the event of the applicability of this Section 12.7 the Party failing or delaying performance shall use commercially reasonable efforts to eliminate, cure and overcome any of such causes and resume the performance of its obligations. Upon the occurrence of a Force Majeure Event, the Party failing or delaying performance shall promptly notify the other Party, in writing, setting forth the nature of the occurrence, its expected duration and how such Party’s performance is affected. The failing or delaying Party shall resume performance of its obligations hereunder as soon as practicable after the force majeure event ceases.
12.8Public Disclosure. Neither Party shall disclose to third Parties, nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the existence or terms of this Agreement the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except as required by law, without the prior written consent of the other Party. If a Party decides to make an announcement, it will give the other Party such notice as is reasonably practicable and an opportunity to comment upon the announcement.
12.9No Conflict. Each Party represents that neither this Agreement nor any of its obligations hereunder will conflict or result in a breach of any arrangement or agreement between such Party and any Third Party.
12.10Entire Agreement; Conflict of Terms. This Agreement, including the exhibits hereto, and as supplemented by the Quality Agreement, sets forth the entire understanding between the Parties hereto as to the subject matter hereof. To the extent that the terms of this Agreement conflict with the terms of the Development, License and Commercialization Agreement, entered into as of October 18, 2006, as amended (including the Commercial Proposal, effective as of March 30, 2012) (collectively the “DLCA”), the terms of this Agreement shall prevail with respect to the subject matter of this Agreement. In particular, Articles 5 and 6 shall no longer apply as of the Effective Date, and Article 3 shall no longer apply as of October 31, 2020.
12.11Limitation of Grant. Nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any license or rights than otherwise set forth herein.
12.12Governing Law. This Agreement shall be governed by, and construed, and enforced in accordance with the substantive laws of the State of New York, without giving effect to its rules concerning conflicts of laws.
12.13Dispute Resolution. The Parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement that may relate to the Parties’ rights and obligations hereunder. The Parties agree that they shall use reasonable efforts to resolve any dispute that may arise in an amicable matter. If the Parties are unable to resolve such a dispute within thirty (30) days, then before either Party shall be entitled to file a lawsuit in connection with such dispute, either Party within fifteen (15) days, may by written notice to the other Party, require the Parties to submit any such disputed matter to the Chief Executive Officers of the Parties, who shall meet and use good faith efforts to negotiate a resolution within thirty (30) days of receipt of such notice. In the event that the Chief

Executive Officers are unable to resolve such dispute within such 30-day period, either Party shall be entitled to seek all legal recourse available to it in connection therewith. The Chief Executive Officers shall issue their resolution in writing.
12.14This Agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement and both of which shall constitute one and the same agreement. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic signature (including portable document format) by either of the Parties and the receiving Party may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

CORIUM, INC.

By:

Name:
Title:

Date:

By:

Name:
Title:

Date:

AGILE THERAPEUTICS, INC.

By:

Name:
Title:

Date:

Exhibit A

Guaranteed Minimum

The amount of Product ordered by Agile [***].

Exhibit B

Commercial Terms

[***]

Exhibit C

Agile Owned Equipment

[***]